Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Union Bankshares Corporation of our report dated February 28, 2007 relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Annual Report on Form 10-K of Union Bankshares Corporation for the year ended December 31, 2006.

We also consent to the reference to our firm under the captions “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

July 11, 2007